Exhibit 99.1

News Release

Contact:	William J. Brunner, CFO - Shareholders & Analysts (317) 269-1614 Beth Copeland - Media (317) 269-1395

FIRST INDIANA ANNOUNCES RESOLUTION
OF A NON-PERFORMING LOAN

INDIANAPOLIS, March 14, 2007 —First Indiana Corporation announced today the resolution of a non-performing loan with a book balance of approximately $7,997,000. On March 9, 2007, the Company sold the loan to a third party for $7,491,915. Total non-performing loans decreased by $7,997,000, and the Bank took a charge-off of $505,085 related to the credit. The Company previously disclosed this problem loan relationship in its earnings conference call on January 18, 2007 and in its Form 10-K filed with the Securities and Exchange Commission on March 2, 2007. The sale of the loan reflects the termination of a legacy loan relationship with the Bank dating back to 1992.

        First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 32 offices in central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.

        This document may contain forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation’s ability to effectively execute its business plans; changes in the national or Indiana economies; changes in interest rates; changes in the competitive environment in Indianapolis; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements; and changes in required accounting policies or procedures. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC’s Web site at www.sec.gov or on the Corporation’s Web site at www.firstindiana.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.